                           RESTRICTED SHARE AGREEMENT
                     UNDER THE AIRCASTLE INVESTMENT LIMITED
                         2005 EQUITY AND INCENTIVE PLAN

                          [PURCHASED RESTRICTED SHARES]

          This Award Agreement (this "Restricted Share Agreement"), dated as of
_______, 2006 (the "Date of Grant"), is made by and between Aircastle Investment
Limited, a Bermuda exempted company (the "Company") and [__________] (the
"Participant"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Aircastle Investment Limited 2005 Equity and Incentive
Plan (the "Plan"). Where the context permits, references to the Company shall include any successor to the Company.

          1. Grant of Restricted Shares. The Company hereby grants to the
Participant [________] Shares (such shares, the "Purchased Restricted Shares")
in exchange for payment by the Participant to the Company of US$[________], subject to all of the terms and conditions of this Restricted Share Agreement and the Plan.

          2. Restrictions.

               (a) All Purchased Restricted Shares shall be fully vested and credited as fully paid at the time of payment in full of the amount specified in
Section 1 hereof. There will be no restrictions on sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust
(voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Purchased Restricted Shares or any agreement or commitment to do any of the foregoing (each a "Transfer") with respect to the
Purchased Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, except as set forth specifically in this Restricted Share
Agreement, including (i) Section 2(b) hereof, which provides that, upon termination of the Participant's employment, the Participant can be required to sell the Purchased Restricted Shares to the Company, subject to certain terms and conditions, (ii) Section 13 hereof, which provides that no Purchased
Restricted Shares shall be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of prior to the end of the Lock-Up Period except as otherwise expressly permitted under this Restricted Share Agreement, (iii) Section 14(a)
hereof, which provides that Participant's right to participate in certain sales is subject to specified requirements and limitations, and (iv) Section 14(b)
hereof, which provides that Participant can be compelled to participate in certain sales.

               (b) Upon any termination of the Participant's employment with the
Company or any affiliate of the Company (unless, upon such termination,
Participant immediately becomes employed by the Company or another affiliate of the Company) for any reason prior to the Public Offering Date (as defined in
Section 13(b) below) (a "Call Purchase Event"), subject to the provisions of this Section 2(b), the Company may, at its option, exercisable by written notice
(a "Call Notice") delivered to the Participant (or in

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the case of a deceased Participant, the Participant's personal representative, executor or administrator) within ninety (90) days after the applicable Call
Purchase Event (or, in the event the applicable Call Purchase Event is the death of the Participant, within thirty (30) days after the appointment and qualification of the deceased Participant's personal representative, if later), elect to repurchase and, upon the giving of such notice, the Company shall be obligated to repurchase and the Participant (and the related transferees, if any, of the Participant or, in the case of a deceased Participant, his personal representative, executor or administrator) (the "Seller") shall be obligated to sell, all of the Restricted Purchased Shares held by the Seller at a per-Share price equal to:

               (i)   if the Participant is terminated by the Company or an
                     affiliate for Cause, then the lower of (x) Fair Market
                     Value or (y) US$10;

               (ii)  if the Participant is terminated by the Company or an affiliate without Cause, then Fair Market Value; or

               (iii) if Participant's employment with the Company or any
                     affiliate terminates for any other reason, then US$10.

"Fair Market Value" of the Shares, on a per-Share basis, shall be determined as of the time of the Call Purchase Event by the Board in good faith and shall be final, conclusive and binding on all persons, including the Company and the
Seller; provided, however, that such determination shall be based upon the
Company as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Restricted
Share Agreement or because they constitute only a minority interest in the
Company.

          3. Adjustments. Pursuant to Section 5 of the Plan, in the event of a change in capitalization as described therein, the Administrator shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) issued or issuable in respect of outstanding Purchased Restricted Shares.

          4. Legend on Certificates. The Participant agrees that any certificate issued for Purchased Restricted Shares (or, if applicable, any book entry statement issued for Purchased Restricted Shares) prior to the lapse of any outstanding restrictions relating thereto shall bear the following legend (in addition to any other legend or legends required under applicable federal and state securities laws):

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN
     RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE (THE "RESTRICTIONS") AS
     SET FORTH IN THE AIRCASTLE INVESTMENT LIMITED 2005 EQUITY AND INCENTIVE
     PLAN AND A RESTRICTED SHARE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED
     OWNER AND AIRCASTLE INVESTMENT LIMITED, COPIES OF WHICH ARE ON FILE WITH
     THE SECRETARY OF THE COMPANY. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN

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     CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT,
     TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND
     WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS
     PROVIDED BY SUCH PLAN AND AGREEMENT.

          5. Certain Changes. The Administrator may adjust any of the terms of the Purchased Restricted Shares; provided that, subject to Section 5 of the
Plan, no action under this Section shall adversely affect the Participant's rights hereunder.

          6. Notices. All notices and other communications under this Restricted
Share Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile to the respective parties, as follows: (i) if to the
Company, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor,
Stamford, CT 06902, Attn: General Counsel and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party's address for notices by notice duly given pursuant hereto.

          7. Securities Laws Requirements. The Company shall not be obligated to issue Shares to the Participant free of the restrictive legend described in
Section 4 hereof or of any other restrictive legend, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (the "Securities Act") (or any other federal or state statutes having similar requirements as may be in effect at that time).

          8. No Obligation to Register. The Company shall be under no obligation to register the Purchased Restricted Shares pursuant to the Securities Act or any other federal or state securities laws.

          9. Protections Against Violations of Agreement. Any purported Transfer of Purchased Restricted Shares or any economic benefit or interest therein in violation of this Restricted Share Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Purchased Restricted Shares or any economic benefit or interest therein transferred in violation of this Restricted Share Agreement shall not be entitled to be recognized as a holder of such Shares.

          10. Taxes. The Participant understands that he or she (and not the
Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Agreement. The
Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to the Purchased
Restricted Shares, an amount equal to the taxes the Company determines it is required to withhold at the lowest applicable rate determined by the Company under applicable tax laws with respect to the Purchased Restricted Shares. The
Participant may satisfy the foregoing requirement by making a payment to the
Company in cash or, with the approval of the Administrator, in its sole discretion, by electing to have the Company repurchase Shares which the
Participant

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already owns and in such event the Company shall repurchase such number of
Shares having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional amounts shall be settled in cash.

The Participant acknowledges that the tax laws and regulations applicable to the
Purchased Restricted Shares and the disposition of the Purchased Restricted
Shares following vesting are complex and subject to change, and it is the sole responsibility of the Participant to obtain his or her own advice as to the tax treatment of the terms of this Restricted Share Agreement.

     BY SIGNING THIS AGREEMENT, THE PARTICIPANT REPRESENTS THAT HE OR SHE HAS
     REVIEWED WITH HIS OR HER OWN TAX ADVISORS THE FEDERAL, STATE, LOCAL AND
     FOREIGN TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
     AND THAT HE OR SHE IS RELYING SOLELY ON SUCH ADVISORS AND NOT ON ANY
     STATEMENTS OR REPRESENTATIONS OF THE COMPANY OR ANY OF ITS AGENTS. THE
     PARTICIPANT UNDERSTANDS AND AGREES THAT HE OR SHE (AND NOT THE COMPANY)
     SHALL BE RESPONSIBLE FOR ANY TAX LIABILITY THAT MAY ARISE AS A RESULT OF
     THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

          11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Restricted Share Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

          12. Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant's business or financial experience (or the business or financial experience of the
Participant's professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), (a) has the capacity to protect the Participant's own interests in connection with the transactions contemplated under this Restricted
Share Agreement and (b) is capable of evaluating the merits and risks of the purchase of the Purchased Restricted Shares. In addition, the Participant hereby represents and warrants that (i) he or she has an individual net worth, or a joint net worth with his or her spouse, as of the date hereof in excess of
US$1,000,000 and (ii) he or she had an individual income in excess of US$200,000 in each of the two most recent years or join income with his or her spouse in excess of US$300,000 in each of those years and he or she has a reasonable expectation of reaching the same income level in the current year.

          13. Lock-Up.

               (a) The Participant agrees that, during the period specified in
Section 13(b) (the "Lock-Up Period"), he or she will not offer, sell, contract to sell, charge, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Purchased Restricted Shares (the "Locked-Up Shares"),
except as set forth in Section

                                       -4-

13(d) hereof or Section 14(a) or 14(b) hereof. The foregoing restriction is expressly agreed to preclude the Participant from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Locked-Up Shares even if such
Shares would be disposed of by someone other than the Participant. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Locked-Up Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such shares.

               (b) The initial Lock-Up Period will commence on the Date of Grant and continue for 120 days after the initial Public Offering (as defined in
Section 14(a) hereof) date set forth on the final prospectus used to sell the
Shares (the "Public Offering Date"); provided, however, that if (i) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or announces material news or a material event or (ii) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be automatically extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless the initial Public Offering underwriters each waives, in writing, such extension.

               (c) The Participant further agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this
Restricted Share Agreement during the period from the Date of Grant to and including the 34th day following the expiration of the initial Lock-Up Period
(except in accordance with Section 14(a) or 14(b) hereof), it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the
Lock-Up Period (as such may have been extended pursuant to the previous paragraph) has expired.

               (d) Notwithstanding the foregoing, if the Purchased Restricted
Shares are otherwise vested and transferable pursuant to this Restricted Share
Agreement, then the Participant may transfer the Locked-Up Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of the Participant or the immediate family of the
Participant, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Company. For purposes of this Section 13, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. The Participant also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Locked-Up Shares except in compliance with the foregoing restrictions or in accordance with Section 14(a) or 14(b) hereof.

               (e) The Participant understands that the Company is relying

                                       -5-

upon the Participant's agreement in this Section 13 in proceeding toward consummation of the initial Public Offering. The Participant further understands that Participant's agreement in this Section 13 is irrevocable and shall be binding upon the Participant's heirs, legal representatives, successors, and assigns.

          14. Tag Along and Drag Along Rights.

               (a) Tag Along Rights. Prior to the initial Public Offering by the
Company, in the event that the Fortress Shareholders (as defined in this
Section) shall propose to transfer, in one or more transactions, more than 50%
of the Shares they collectively own to a third party or third parties (other than another Fortress Shareholder) (a "Proposed Purchaser"), the Participant
shall have the right and option (the "Tag Along Right"), but not the obligation, to participate in such sale, at the same price (which shall take into account all consideration proposed to be paid by the Proposed Purchaser to the Fortress
Shareholders in such sale) and on the same terms and subject to the same conditions as the sale proposed by the Fortress Shareholders, by transferring up to the same proportion of the Purchased Restricted Shares acquired by the
Participant pursuant to this Agreement as the proportion of Fortress
Shareholders' Shares that shall be transferred in such sale. Fortress
Shareholders shall notify the Company and the Participant in writing of any such proposed sale at least thirty (30) days prior to the proposed effective date of such proposed sale, which notice shall specify the name and address of the
Proposed Purchaser in such sale, (ii) the proposed purchase price to be paid by the Proposed Purchaser in such sale, (iii) the other material terms and conditions of such proposed sale, (iv) the proposed effective date of the proposed sale and (vi) that the Proposed Purchaser has been informed of the Tag
Along Right and has agreed to purchase the Participant's Shares. The Participant may exercise the Tag Along Right in respect of any such sale by notifying the
Company and the Fortress Shareholders in writing within ten (10) days following notice from the Fortress Shareholders described in the preceding sentence, but in any event no later than fifteen (15) days prior to the proposed effective date of such proposed sale, and, thereafter, shall be irrevocably bound to participate in such sale on such terms and shall execute and deliver any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed sale. For purposes of this
Agreement, (i) "Fortress Shareholder" shall have the same meaning as Permitted
Transferee, and shall include the FIG Funds, as each such term is defined in the
Plan, that currently own Shares; and (ii) "Public Offering" shall mean an offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act, including an offering in which the Fortress Stockholders are entitled to sell Shares.

               (b) Drag Along Rights. Prior to the initial Public Offering by the Company, in the event that the Fortress Shareholders shall propose to transfer, in one or more transactions, more than 50% of the Shares they collectively own to a Proposed Purchaser, the Fortress Shareholders shall have the right and option (the "Drag Along Right"), but not the obligation, to compel the Participant to participate in such sale, at the same price (which shall take into account all consideration proposed to be paid by the Proposed Purchaser to the Fortress Shareholders in such sale) and on the same terms and subject to the same conditions as the sale proposed by the Fortress Shareholders, by

                                       -6-

transferring up to the same proportion of the Purchased Restricted Shares acquired by the Participant pursuant to this Agreement as the proportion of the
Fortress Shareholders' Shares that shall be transferred in such sale. Fortress
Shareholders may exercise the Drag Along Right in respect of any such sale by notifying the Company and the Participants in writing no later than fifteen (15)
days prior to the proposed effective date of such proposed sale of (i) the proposed purchase price to be paid by the Proposed Purchaser in such sale, (ii)
the other material terms and conditions of such proposed sale and (iii) the proposed effective date of the proposed sale. Upon receipt of such notice, the
Participant shall execute and deliver any purchase agreement or other certificate, instrument or other agreement required by the Proposed Purchaser to consummate the proposed sale on or prior to the proposed effective date.

          15. Governing Law. This Restricted Share Agreement shall be governed by and construed according to the laws of Bermuda.

          16. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Purchased Restricted Shares and this
Restricted Share Agreement shall be subject to all terms and conditions of the
Plan and this Restricted Share Agreement.

          17. Amendments; Construction. The Administrator may amend the terms of this Restricted Share Agreement prospectively or retroactively at any time, but no such amendment shall impair the rights of the Participant hereunder without his or her consent. To the extent the terms of Section 12 above conflict with any prior agreement between the parties related to such subject matter, the terms of Section 12 shall supersede such conflicting terms and control. Headings to Sections of this Restricted Share Agreement are intended for convenience of reference only, are not part of this Restricted Share Agreement and shall have no affect on the interpretation hereof.

          18. Survival of Terms. This Restricted Share Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

          19. Rights as a Shareholder. During the period until the restrictions on Transfer of the Restricted Share lapse as provided in Section 2(a) hereof, the Participant shall have all the rights of a shareholder with respect to the
Purchased Restricted Shares save only the right to Transfer the Purchased
Restricted Shares. Accordingly, the Participant shall have the right to vote the
Purchased Restricted Shares and to receive any ordinary dividends paid to or made with respect to the Purchased Restricted Shares.

          20. Agreement Not a Contract for Services. Neither the Plan, the
granting of the Purchased Restricted Shares, this Restricted Share Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any Subsidiary or Affiliate for any
period of time or at any specific rate of compensation.

          21. Authority of the Administrator; Disputes. The Administrator shall

                                       -7-

have full authority to interpret and construe the terms of the Plan and this
Restricted Share Agreement. The determination of the Administrator as to any such matter of interpretation or construction shall be final, binding and conclusive.

          22. Representations. The Participant has reviewed with the
Participant's own tax advisors the Federal, state, local and foreign tax consequences of the transactions contemplated by this Restricted Share
Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The
Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Restricted Share Agreement.

          23. Severability. Should any provision of this Restricted Share
Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Share Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original
Restricted Share Agreement.

          24. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Restricted Share Agreement. The Participant has read and understands the terms and provisions of the Plan and this Restricted Share
Agreement, and accepts the Purchased Restricted Shares subject to all the terms and conditions of the Plan and this Restricted Share Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under this
Restricted Share Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Restricted Share Agreement on the day and year first above written.

                                        AIRCASTLE INVESTMENT LIMITED

                                        By
                                           -------------------------------------
                                        Name
                                             -----------------------------------
                                        Title
                                              ----------------------------------

                                        [NAME]

                                        ----------------------------------------
                                        The Participant

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